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                        [ANDREWS & KURTH LETTERHEAD]

                                                                     EXHIBIT 5.1





                                 March 24, 1998

Board of Directors
Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118

Gentlemen:

                 We have acted as special counsel to Chesapeake Energy Corporation, an Oklahoma corporation ("Chesapeake"), in connection with the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (File No. 333-46129) relating to the registration under the Securities Act of 1933, as amended, of the issuance by Chesapeake of up to 1,159,768 shares (the "Shares") of common stock, par value $0.01 per share, of Chesapeake (the "Common Stock") pursuant to the Replacement Option Agreements (as defined below). The Shares are to be issued to former holders of Common Stock of Hugoton Energy Corporation, a Kansas corporation ("Hugoton"), in connection with the merger of Chesapeake Acquisition Corp., a Kansas corporation and an indirect wholly owned subsidiary of Chesapeake ("Merger Sub"), with and into Hugoton with Hugoton as the surviving corporation (the "Merger"). Pursuant to the Merger, all options ("Hugoton Options") issued and outstanding under the employee benefit plans of Hugoton, which became a wholly owned subsidiary of the Registrant, became immediately vested and exercisable and were assumed by Chesapeake pursuant to the replacement options agreements (the "Replacement Option Agreements") and the right to receive one share of common stock of Hugoton upon exercise of the Hugoton Options was converted into the right to receive 1.3 shares of Common Stock of Chesapeake.

                 As the basis for the opinion hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

                 Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Shares have been validly authorized, and that such Shares will, when issued and delivered in accordance with the terms of the Replacement Option Agreements, will be validly issued, fully paid and non-assessable.

                 We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        /s/ ANDREWS & KURTH L.L.P.



1210/2397/2677